SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary proxy statement.
[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[X] Definitive proxy statement.
[   ] Definitive additional materials.
[   ] Soliciting material pursuant to § 240.14a-11(c) of § 240.14a-12.

Antares Pharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
[X] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[   ] Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618

 April 19, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 9:00 a.m., local time, on Thursday, May 27, 2010, in the offices of Morgan, Lewis & Bockius LLP, located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The phone number for Morgan, Lewis & Bockius LLP is 215-963-5000 and the website address is www.morganlewis.com.

The Secretary’s Notice of Annual Meeting and the Proxy Statement that appear on the following page describe the matters scheduled to come before the meeting. At the meeting, I will report on our company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions.

I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend, please complete and return your signed proxy card as soon as possible. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person at the meeting.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Paul K. Wotton
President and Chief Executive Officer

ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618

NOTICE IS HEREBY GIVEN of the 2010 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, May 27, 2010, at 9:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Phone: 215-963-5000 www.morganlewis.com

Items of Business:	1.	To elect three members to the Company’s Board of Directors for a term of three years.

2.	To approve an amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the plan from 10,000,000 to 11,500,000.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

4.	To transact other business that may properly come before the meeting.

Record Date:	All stockholders of record as of the close of business on Wednesday, March 31, 2010, will be entitled to vote at the Annual Meeting of Stockholders.

Your attention is directed to the enclosed proxy statement. Whether or not you intend to attend the Annual Meeting of Stockholders, please complete, sign and return the proxy card in the enclosed, postage prepaid and addressed envelope.

By order of the Board of Directors,

Robert F. Apple
Secretary

April 19,2010

This proxy statement and the accompanying proxy card are being mailed on or about April 19, 2010 to all stockholders entitled to vote.

Important notice regarding the availability of proxy materials for the 2010 Annual Meeting of Stockholders to be held on May 27, 2010:

This proxy statement and our 2009 Annual Report on Form 10-K are available directly at:

http://materials.proxyvote.com/036642

PROXY STATEMENT OF
ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618

Annual Meeting of Stockholders to be held
May 27, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, we, our, us or the Company), to be used at our 2010 Annual Meeting of Stockholders to be held on Thursday, May 27, 2010. This proxy statement is first being sent to stockholders on or about April 19, 2010. The Board of Directors recommends that stockholders vote in favor of Items 1, 2 and 3. Each stockholder who signs and returns a proxy card in the form enclosed with this proxy statement may revoke the same at any time prior to use by giving notice of such revocation to us in writing prior to the meeting or in person at the Annual Meeting of Stockholders. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke the proxy. If no direction is made, the proxy will be voted in favor of Items 1, 2 and 3, each of which are discussed below.

The Company’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2009, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

This proxy statement and our 2009 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at http://www.antarespharma.com. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “SEC Filings” from the items listed in the Investor Relations section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

TABLE OF CONTENTS

VOTING AT THE MEETING	3

PROPOSAL NO. 1: ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	7
Corporate Governance Guidelines	7
Board Independence	7
Meetings and Committees of our Board	7
Director Nominations	8
Communicating with our Board of Directors	10
Compensation of Directors	10
Compensation Committee Interlocks and Insider Participation	11

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2008 EQUITY COMPENSATION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 10,000,000 TO 11,500,000	12

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS	20

EXECUTIVE OFFICERS OF THE COMPANY	22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS	25

STOCK OWNERSHIP GUIDELINES	32

ONGOING AND POST-EMPLOYMENT COMPENSATION	32

TAX CONSIDERATIONS	33

REPORT OF THE COMPENSATION COMMITTEE	33

COMPENSATION TABLES	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37

REPORT OF THE AUDIT COMMITTEE	38

OTHER MATTERS	39

EXHIBIT A: 2008 EQUITY COMPENSATION PLAN	A-1

VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 31, 2010, the record date, are entitled to vote at the Annual Meeting.  As of that date, there were 82,392,768 shares of Common Stock outstanding.  Each stockholder entitled to vote shall have the right to cast one vote for each share of Common Stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.  The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting.  The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.  If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum.  If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of Common Stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.  A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters.  Please note that the New York Stock Exchange rules that guide how brokers vote your stock have changed.  The election of directors is no longer considered a “routine” matter under these rules.  Consequently, your brokerage firm or other nominee may no longer vote your shares with respect to Proposal 1 and the election of directors without specific instructions from you as to how to vote with respect to the election of each of the three nominees for director.

Assuming a quorum is present:

(i)
a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect the members of the Board of Directors of the Company.  Abstentions and broker non-votes will have no effect on the outcome of the election of directors;

(ii)
the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the Plan from 10,000,000 to 11,500,000.  Abstentions and broker non-votes will have no effect on the outcome of the vote to approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the Plan from 10,000,000 to 11,500,000; and

(iii)
the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required for the ratification of the appointment of the independent registered public accounting firm for the current fiscal year.  Abstentions will be counted towards the tabulations of votes cast and will have the same effect as votes against the ratification of the appointment of KPMG LLP; however, broker non-votes will not affect the results.

           Stockholders are urged to specify their voting preference by marking the appropriate boxes on the enclosed proxy card.  The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions.  If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named  under  the  caption  “Election  of  Directors,” “FOR” the approval of the amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the Plan from 10,000,000 to 11,500,000 and “FOR” the  ratification of the appointment of KPMG LLP as the Company’s  independent registered public accounting firm for the year ending  December 31, 2010.  If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1
ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors and that directors shall be divided into three classes of as nearly equal size as possible. The Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. The terms of Thomas J. Garrity, Dr. Jacques Gonella and Dr. Rajesh C. Shrotriya will expire at the 2010 Annual Meeting of Stockholders, the terms of Dr. Leonard S. Jacob and Paul K. Wotton will expire at the 2011 Annual Meeting of Stockholders and the terms of Anton G. Gueth and Eamonn P. Hobbs will expire at the 2012 Annual Meeting of Stockholders.

Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated the persons named below for election as directors.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting of Stockholders. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The Board of Directors recommends a vote FOR the election of the nominees.

Nominees to be elected at the 2010 Annual Meeting of Stockholders for a term continuing until the 2013 Annual Meeting of Stockholders

Thomas J. Garrity	Age 61

Mr. Garrity joined the Board of Directors in October 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. He played a key role during its subsequent integration with Advance Paradigm, Inc. and became Executive Vice President of Financial Operations for the resultant entity, AdvancePCS, a provider of health improvement solutions. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. He is currently a private investor and consultant.

Mr. Garrity’s long executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein.  In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Dr. Jacques Gonella	Age 68

Dr. Gonella served as the Chairman of the Board of Directors from January 2001 to October 2008. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc., to form Antares Pharma, Inc.) and served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq (“SkyePharma”). Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. between 1968 and 1979. Dr. Gonella served as a member of the board of directors of Protherics PLC, London from January 2007 to December 2008 and currently sits on the board of directors of several private pharmaceutical companies and pharmaceutical investment funds. He holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.  He is currently a private investor and proprietor of JG Consulting AG.

Dr. Gonella’s experience in, and knowledge concerning, public companies and his extensive corporate and board experience in the pharmaceutical industry provides valuable insights into our corporate governance and operations.  Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations.  Further, Dr. Gonella’s intimate knowledge of the Company, by virtue of his lengthy service on the Board of Directors, enables him to provide valuable insight regarding our operations and personnel.

Dr. Rajesh C. Shrotriya	Age 65

Dr. Shrotriya joined the Board of Directors in April 2004 and is a member of our Compensation Committee and our Governance and Nominating Committee. Dr. Shrotriya is the Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the in-licensing, clinical development and commercialization of oncology drugs. In September 2000, Dr. Shrotriya joined NeoTherapeutics, Inc., as President and Chief Operating Officer, and in August 2002, he was appointed Chief Executive Officer. In this capacity, he spearheaded major changes in business strategy and coordinated the structural reorganization of NeoTherapeutics, culminating in the formation of Spectrum Pharmaceuticals, Inc. Prior to that, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer for SuperGen, Inc., and Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc. For 18 years, he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya has also held various positions at Hoechst Pharmaceuticals and was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. Dr. Shrotriya received a Bachelor of Medicine and Bachelor of Surgery degree at the Armed Forces Medical College in Poona, India; a post-graduate diploma in Chest Diseases from Delhi University; and a post-graduate M.D. degree from the Grant Medical College in Bombay, India. He also received a certificate for Advanced Biomedical Research Management from Harvard University.

Dr. Shrotriya’s long career as an executive in the pharmaceutical industry, including extensive experience as a senior executive, enables him to provide valuable insights to the Board of Directors on a variety of matters.  Importantly, Dr. Shrotriya’s background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Directors whose term continues until the 2011 Annual Meeting of Stockholders

Dr. Paul K. Wotton	Age 49

Dr. Wotton joined Antares as President and Chief Operating Officer in July 2008 and was appointed Chief Executive Officer in October 2008. Dr. Wotton was appointed to the Board of Directors of Antares in August 2004. Dr. Wotton formerly served as President and CEO of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada. Dr. Wotton possesses over twenty years of experience in the pharmaceutical industry. Prior to joining Topigen, he was Head of Global Business Development at SkyePharma. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co. He earned a Bachelors Degree in Pharmacy from the University of London, an MBA from Kingston Business School and a Ph.D. in pharmaceutical science from the University of Nottingham. Dr. Wotton was also a director of Genaera Corp, a publicly traded biopharmaceutical company, until 2009.

Mr. Wotton’s intimate knowledge of our company, by virtue of his service as our President and Chief Operating Officer and as our Chief Executive Officer, enables him to provide valuable insight regarding our operations and personnel.  In addition, his extensive pharmaceutical industry experience, coupled with previous service as an executive of a public company, brings valuable observations to the Board of Directors on a broad range of matters relating to pharmaceutical company operations and regulatory interactions.

Dr. Leonard S. Jacob	Age 61

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008.  Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee.  In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed.  He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From

1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of Directors of QuiqMeds, a private drug wholesaler dispensing company, the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine and he was a founding Director of the Jacob Internet fund, a public mutual fund where he served from 1999 to 2010.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance.  Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations.  His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Directors whose term continues until the 2012 Annual Meeting of Stockholders

Anton G. Gueth	Age 53

Mr. Gueth joined the Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Mr. Gueth is currently a Managing Director of Burrill & Company, a merchant bank specialized in the health care field. His career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University.  Mr. Gueth is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors.  In addition, his experience as Managing Director of  merchant bank specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding healthcare and pharmaceutical industry trends.

Eamonn P. Hobbs	Age 51

Mr. Hobbs joined the Board of Directors in August 2009 and is a member of our Audit Committee and our Governance and Nominating Committee. Mr. Hobbs has over 25 years experience in the medical device industry, including interventional radiology, interventional cardiology and gastroenterology. Mr. Hobbs is currently the President and Chief Executive Officer of Delcath Systems, Inc., a medical technology company specializing in cancer treatment. Prior to joining Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 which has grown into a leading medical technology company with a highly diverse product line.  Throughout his 20 year tenure there, he led its efforts in marketing, strategic planning, product development and general management.  Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs also serves on the Board of Directors of the Society of Interventional Radiology Foundation and is Vice Chairman of the Board of Directors of the Medical Device Manufacturers Association.

Mr. Hobbs’ long career in the medical device industry and his executive experience at companies in that industry enables him to assist the Board of Directors in addressing many important issues, such as regulatory matters related to medical devices.  Moreover, his executive experience in the private sector enables him to contribute meaningfully to the Board of Directors and the Audit Committee in considering a variety of operational and financial matters.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NYSE Amex and the regulations of the Securities and Exchange Commission (the “SEC”). Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning Antares Pharma, Inc., 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. (Telephone Number: 609-359-3020).  With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Leonard S. Jacob, Thomas J. Garrity, Anton G. Gueth, Dr. Rajesh Shrotriya and Eamonn P. Hobbs are “independent” as defined under the listing standards of the NYSE Amex.  The Board of Directors believes that the NYSE Amex independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses the requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met 6 times during 2009. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2009, all of our current directors attended at least 83% of the aggregate number of meetings of the Board of Directors and of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, all of our directors attended the 2009 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee consisted of Thomas J. Garrity, Anton G. Gueth and Eamonn P. Hobbs.  Dr. Rajesh Shrotriya was a member of the Audit Committee until August 12, 2009, at which time Mr. Hobbs joined the Committee. With Mr. Garrity acting as Chairman, this Committee met, either telephonically or in person, 8 times during 2009. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors.  The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that Mr. Garrity is independent, as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of the members of our Audit Committee is “independent” within the meaning of Section 803(A) of the NYSE Amex (formerly the American Stock Exchange) listing standards.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Audit Committee Charter.”

Compensation Committee

The Compensation Committee consisted of Anton G. Gueth, Dr. Rajesh Shrotriya and Dr. Leonard S. Jacob.  With Mr. Gueth acting as Chairman, the Compensation Committee met, either telephonically or in person, 4 times during 2009. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. The Board of Directors as a whole administers our 2008 Equity Compensation Plan (the “Plan”).  The Board of Directors appoints the Compensation Committee to perform all of the administrative functions for the Plan.  All actions taken by the Compensation Committee for the Plan are reported to the Board of Directors.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Compensation Committee Charter.”

Governance and Nominating Committee

The Governance and Nominating Committee consists of all independent members of the Board of Directors and in 2009 consisted of Dr. Leonard S. Jacob, Thomas J. Garrity, Anton G. Gueth, Dr. Rajesh Shrotriya and Eamonn P. Hobbs.  With Dr. Jacob acting as Chairman, the Governance and Nominating Committee met in person 1 time during 2009. The purpose of the Governance and Nominating Committee is (i) to advise the Board of Directors regarding the membership and operations of the Board of Directors; (ii) to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors; (iii) to recommend to the Board of Directors the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee; (iv) to oversee the Board of Director’s annual evaluation of its performance and the performance of other Board committees; and (v) to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities.  Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors.  In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting of Stockholders, the Board of Directors recommends a slate of director nominees for election by our stockholders.  In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate.  The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for Board committee membership.  The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity.  Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us.  In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and committees of the Board of Directors on which the director served.  Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company (the “Secretary”) at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces.  Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization.  The Board of Directors actively encourages management to continue to drive this evolution.  While the Board of Directors has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy and objectives. To meet its obligations under the Securities and Exchange Commission’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. We concluded that it is not likely that our compensation policies will have such an effect.  The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Board Leadership Structure

The Chairman of the Board of Directors is an independent director.  The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors.  We also believe that our leadership structure enhances the active participation of our independent directors.

Communicating with the Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail addressed to Antares Pharma, Inc., c/o Corporate Secretary, Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. Our Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

Under the Directors’ Compensation Plan, effective January 1, 2008 through September 30, 2009, all non-employee directors received an initial grant of an option to purchase 20,000 shares of Common Stock on the day they were initially elected or appointed to the Board of Directors, an annual grant of an option to purchase 30,000 shares of Common Stock at the time of the Company’s Annual Meeting of Stockholders and an annual retainer of $25,000.  The Board Chairman received an additional $55,000, which was paid with stock options in lieu of cash, the Audit and Compensation Committee Chairs each received an additional $12,000, the Governance and Nominating Committee Chair received an additional $6,000, and the Audit and Compensation Committee members received an additional $5,000.  No additional payments were earned for each Board or Committee meeting.

During 2009, we utilized Buck Consultants, an independent compensation consultant, to analyze the compensation packages for our directors as compared to the director compensation levels in place at companies in the Company’s peer group.  The analysis revealed that the level of director compensation for the non-employee directors of the Company was below the 25th percentile of the non-employee director compensation paid by the companies in the Company’s peer group.  As a result, the level of director compensation was revised so that the Company’s director compensation program was in the 50th percentile relative to the Company’s peer group.  Accordingly, effective October 1, 2009, the annual retainer for all members was increased to $40,000 from $25,000 and the annual nonqualified stock option grant was increased to 40,000 shares from 30,000, the additional annual retainer for the chairpersons of the Audit and Compensation Committees was increased to $15,000 from $12,000 per year, the additional annual retainer for members of the Audit and Compensation Committees was increased to $6,500 from $5,000 per year, the additional annual retainer for the chairperson of the Governance/Nominating Committee was increased to $7,500 per year, and the additional annual retainer for the Board Chairman was decreased to $40,000 per year plus an additional annual nonqualified stock option grant of 40,000 shares.  No additional payments are earned for each Board or Committee meeting and there is no additional annual retainer for members of the Governance/Nominating Committee.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation.  The number of shares of Common Stock issued would be based on the market value of the stock and the number of options granted would be determined based on a valuation using a Black-Scholes calculation.  All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

The following table provides information regarding director compensation in 2009, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings. In addition, the table does not address compensation for Dr. Wotton as Chief Executive Officer, which is addressed under “Executive Compensation” below.  Dr. Wotton does not receive additional compensation for serving as a director.

DIRECTOR COMPENSATION – 2009

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Thomas J. Garrity	$41,500	$—	$17,125	$—	$—	$—	$58,625
Dr. Jacques Gonella	28,750	—	17,125	—	—	2,151	48,026
Anton G. Gueth	—	—	68,875	—	—	—	68,875
Dr. Leonard S. Jacob	32,500	—	46,058	—	—	—	78,558
Dr. Rajesh C. Shrotriya	17,250	17,500	17,125	—	—	—	51,875
Eamonn P. Hobbs	11,625	—	17,144	—	—	—	28,769

(1)
The amounts shown for stock and option awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the stock and option awards.  The assumptions used in determining the amounts for option awards are set forth in note 8 to our consolidated financial statements.  At December 31, 2009 the directors held options to purchase an aggregate of 1,493,591 shares of Common Stock.

(2) Represents the cost of a Company-provided mobile phone for Dr. Gonella in 2009.

Compensation Committee Interlocks and Insider Participation

During 2009, no member of the Compensation Committee had any relationship or transaction with us that is required to be reported under Item 402(j) of Regulation S-K under the Exchange Act.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the three directors nominated above. That means the nominees will be elected if he receives more affirmative votes than any other nominees.

The Board of Directors unanimously recommends votes FOR the election of Thomas J. Garrity, Dr. Jacques Gonella and Dr. Rajesh C. Shrotriya.

Proposal No. 2
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2008 EQUITY
COMPENSATION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AUTHORIZED FOR
ISSUANCE UNDER THE PLAN FROM 10,000,000 TO 11,500,000.

Antares currently maintains the Antares Pharma, Inc. 2008 Equity Compensation Plan (the “2008 Plan”), which was originally effective May 14, 2008 upon the approval by the stockholders of the company.  As of such date, the company’s 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan (the “2001 Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”), and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Plan, 2001 Employees Plan and 2006 Plan collectively, the “Prior Plans”) were merged with and into the 2008 Plan.

On February 23, 2010, the Board of Directors unanimously approved an amendment and restatement of the 2008 Plan (i) to increase the maximum number of shares of Common Stock that may be issued under the 2008 Plan from 10,000,000 to 11,500,000, (ii) to clarify the definition of fair market value and (iii) to add a provision that allows for the net exercise of stock options granted thereunder.  The Board of Directors approved the increase in the number of shares reserved and available for issuance under the 2008 Plan subject to stockholder approval and, accordingly, the Board of Directors directed that the amendment and restatement of the 2008 Plan be submitted to the Company’s stockholders for approval at the Annual Meeting.  The effectiveness of the amendments described in (ii) and (iii) above is not subject to stockholder approval and are effective as of February 23, 2010.  The 2008 Plan currently authorizes a maximum of 10,000,000 shares for issuance to employees, non-employee directors, and consultants and advisors of Antares and its subsidiaries who are participating in the 2008 Plan.  If the stockholders do not approve the amendment and restatement of the 2008 Plan at the Annual Meeting, the increase in the number of shares of Common Stock reserved and available for issuance under the 2008 Plan from 10,000,000 shares to 11,500,000 shares will not be effective and the increase in the number of shares reserved and available for issuance will not be effective.

The Board of Directors believes that the number of shares available for issuance under the 2008 Plan is not sufficient in light of our compensation structure and strategy.  The Board of Directors has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants and advisors is important to our success and would be enhanced by our continued ability to make grants under the 2008 Plan.  In addition, the Board of Directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in us.  The Board of Directors believes that the an increase in the maximum number of shares available for issuance under the 2008 Plan from 10,000,000 to 11,500,000 shares will ensure that we continue to have a sufficient number of shares with which to achieve our compensation strategy.

Currently, the maximum aggregate number of shares that may be issued under the 2008 Plan cannot exceed 10,000,000 shares of Common Stock.  Based on the number of shares subject to outstanding grants under the 2008 Plan together with the number of shares that could be issued under the performance-based stock bonus awards, there would be a shortfall of 281,693 if all of the performance criteria are achieved and no other outstanding grants under the 2008 Plan terminate, are forfeited or expire.  If such a shortfall were to occur, the performance-based stock bonus award agreements provide that the Company will pay the amount otherwise due under the award in cash.  If this Proposal 2 is approved by our stockholders, no such shortfall will occur.  Further, if this Proposal 2 is approved by our stockholders at the Annual Meeting, in no event will the maximum aggregate number of shares that may be issued under the 2008 Plan exceed 11,500,000 shares of Common Stock.

As of March 31, 2010, the Company had 7,932,984 options outstanding with a weighted average exercise price of $1.16 and a weighted average remaining term of 6.7 years, 531,354 shares subject to outstanding restricted stock awards and 994,092 shares that could be issued pursuant to outstanding performance-based stock bonus awards.  Of the 531,354 shares subject to outstanding restricted stock awards: (i) 169,999 represent shares subject to restricted stock awards received by our executives in connection with their performance of services for us and are fully vested and non-forfeitable; (ii) 265,769 represent shares subject to restricted stock awards received by our executives in connection with their performance of services for us and are unvested; (iii) 62,567 represent shares subject to restricted stock awards received by any of our non-employee directors as payment of the annual retainer fee and are fully vested and nonforfeitable; (iv) 33,019 represent shares subject to restricted stock awards received by any of our non-employee directors as payment of the annual retainer fee and are unvested, each as of March 31,

2010.  With respect to the 994,092 shares that could be issued pursuant to outstanding performance-based stock bonus awards, none of such shares has actually been issued under the 2008 Plan.  Instead, shares may only be issued under the 2008 Plan with respect to such awards to the extent the applicable performance criteria are achieved on or before December 31, 2010.  As of March 31, 2010, 180,681 shares have been granted under the 2008 Plan pursuant to outstanding performance-based stock bonus awards based upon attainment of applicable performance criteria.  As of March 31, 2010, option exercises have resulted in the issuance of 642,582 shares under the 2008 Plan.

Stockholder approval is being sought (i) in order to meet the NYSE Amex Exchange listing requirements, (ii) so that compensation attributable to grants under the 2008 Plan may qualify for an exemption from the $1 million deduction limit under section 162(m) of the Internal Revenue Code (see discussion of “Federal Income Tax Consequences” below), and (iii) in order for incentive stock options to meet the requirements of the Internal Revenue Code (the “Code”).  Stockholder approval of this proposal will also constitute a reapproval of the foregoing 1,000,000 share limitation and $1,000,000 limitation for purposes of section 162(m) of the Code.

The material terms of the 2008 Plan are summarized below.  A copy of the full text of the 2008 Plan is attached to this Proxy Statement as Exhibit A.  This summary of the 2008 Plan is not intended to be a complete description of the 2008 Plan and is qualified in its entirety by the actual text of the 2008 Plan to which reference is made.

Material Features of the 2008 Plan

General.  The 2008 Plan provides that grants may be made in any of the following forms:

•	Incentive stock options
•	Nonqualified stock options
•	Stock units
•	Stock awards
•	Stock appreciation rights ("SARs'")
•	Dividend equivalents
•	Other stock-based awards

The 2008 Plan provides that the maximum aggregate number of shares of Common Stock with respect to which grants may be made to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below.  If dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, a grantee may not accrue more than $1,000,000 of such dividend equivalents during any calendar year.

If and to the extent options (including options granted under the Prior Plans) and SARs granted under the 2008 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards (including stock awards granted under the Prior Plans), stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the 2008 Plan.  Shares of Common Stock surrendered in payment of the exercise price of an option, or withheld for payment of taxes, shall not be available for re-issuance under the 2008 Plan.  Upon the exercise of an option through a net exercise procedure, or upon the exercise of a SAR, both for purposes of calculating the number of shares remaining available for issuance under the 2008 Plan and the number of shares remaining available for exercise under such option or SAR, the number of such shares shall be reduced by the gross number of shares for which the option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any grants are paid in cash and not in shares of Common Stock, any shares previously subject to such grants shall again be available for issuance or transfer under the 2008 Plan and shall not count against the share limits for purposes of shares available under the 2008 Plan.

Administration.  The 2008 Plan is administered and interpreted by the Compensation Committee (the “Committee”).  However, the Board of Directors approves and administers all grants made to non-employee directors.  References to the Committee include the Board of Directors where appropriate.  The Committee may delegate authority to administer the 2008 Plan to one or more subcommittees, as it deems appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the

2008 Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the 2008 Plan.  The Committee presently consists of Anton G. Gueth (Chair), Leonard S. Jacob, M.D, Ph.D., and Dr. Rajesh C. Shrotriya, each of whom is a non-employee director of our company.

Eligibility for Participation.  All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the 2008 Plan.  As of March 31, 2010, approximately 20 employees and six non-employee directors are eligible to receive grants under the 2008 Plan.  The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of Common Stock that are subject to each grant.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs.  Anyone eligible to participate in the 2008 Plan may receive a grant of NQSOs.  Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant.  The exercise price of options granted under the 2008 Plan will be equal to or greater than the last reported sale price of the underlying shares of Common Stock on the date of grant.  However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of Common Stock on the date of grant.

The Committee will determine the term of each option which shall not exceed ten years from the date of grant, or, for Swiss employees, eleven years from the date of grant.  Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant.  To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable.  The Committee may accelerate the exercisability of any options.  The Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service.  Generally, if a grantee ceases to be employed by, or provide service to, us for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us.  If a grantee ceases to be employed by, or provide service to, us on account of the grantee’s disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, us.  In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term.  If a grantee ceases to be employed by, or provide service to, us on account of termination for cause, the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering notice of exercise to us.  The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of Common Stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise procedure whereby a number of shares of Common Stock having a fair market value on the date of exercise equal to the aggregate exercise price of the option and/or withholding taxes are withheld and the remainder of the shares subject to such exercised option are delivered to the grantee, or (v) by such other method as the Committee may approve.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the 2008 Plan.  The Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards.  If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines.

The Committee will determine the number of shares of Common Stock subject to the grant of stock awards and the other terms and conditions of the grant.  Unless the Committee determines otherwise, a grantee will have the right to vote shares of Common Stock and to receive dividends paid on such shares during the restriction period.  The Committee may determine that a grantee’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions.

Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us during the restriction period, or if other specified conditions are not met, then the grantee’s stock award will terminate as to all shares covered by the award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to us.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the 2008 Plan.  Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date.  The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee.  If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee.  Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us before the stock units vest, or if other conditions are not met, the grantee’s stock units will be forfeited.

SARs

The Committee may grant SARs to anyone eligible to participate in the 2008 Plan.  SARs may be granted in connection with, or independently of, any option granted under the 2008 Plan.  Upon exercise of an SAR, the grantee will receive an amount equal to the excess of the fair market value of Common Stock on the date of exercise over the base amount for the SAR.  Payment will be made in shares of Common Stock.

The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of Common Stock on the date of grant of the SAR.  The Committee will determine the terms and conditions of SARs, including when they become exercisable.  The Committee may accelerate the exercisability of any SARs.  SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within a specified period of time after termination of employment or service, as determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with stock units or other stock-based awards.  Dividend equivalents are payable in cash or shares of Common Stock and may be paid currently or accrued as contingent obligations.  The terms and conditions of dividend equivalents will be determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards.  The Committee may grant other stock-based awards to anyone eligible to participate in the 2008 Plan.  These grants will be based on or measured by shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock.  The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation.  The 2008 Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the 2008 Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences” below).  Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions.  The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

The Committee will not have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.  After the announcement of our financial results for the performance period, the Committee will certify and announce the results for the performance period.  If and to the extent that the Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, other stock-based awards and dividend equivalents for the performance period will be forfeited or will not be made, as applicable.

Deferrals.  The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the 2008 Plan.  The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions.  If there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without our receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under the 2008 Plan, the maximum number of shares of Common Stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the 2008 Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2008 Plan and such outstanding grants.  Any fractional shares resulting from such adjustment will be eliminated.  In addition, in the event of a change of control, the provisions applicable to a change in control will apply.  Any adjustments to outstanding grants shall be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control.  Unless the Committee determines otherwise, effective upon the date of the change of control:

•	All outstanding options and SARs will automatically accelerate and become fully exercisable;
•	The restrictions and conditions on all outstanding stock awards will immediately lapse; and
•	All stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value, or in such greater amounts as the Committee may determine.

Notwithstanding the foregoing, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants under the 2008 Plan:

•
Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or
•
Determine that outstanding options and SARS that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

For purposes of the 2008 Plan, a change of control will be deemed to have occurred if one of the following events occurs:

•
Any person becomes the beneficial owner of securities representing 50% or more of the voting power of our securities, provided that a change of control will not occur as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will own shares representing more than 50% of the parent corporation;

•	Consummation of a merger or consolidation whereby our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company;
•	A sale or other disposition of all or substantially all of our assets; or
•	A liquidation or dissolution of our company.

Transferability of Grants.  Only the grantee may exercise rights under a grant during the grantee’s lifetime.  A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order.  The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Participants Outside of the United States.  If any individual who receives a grant under the 2008 Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options.  Neither the Board of Directors nor the Committee can amend the 2008 Plan or options previously granted under the 2008 Plan to permit a repricing of options, without prior stockholder approval.

Amendment and Termination of the 2008 Plan.  The Board of Directors may amend or terminate the 2008 Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements.  The 2008 Plan will terminate on May 13, 2018, unless the 2008 Plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation.  If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the 2008 Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved the 2008 Plan.

Grants under the 2008 Plan. No award has been or will be granted under the 2008 Plan that is contingent upon approval of this proposal by our stockholders at the Annual Meeting. Grants under the 2008 Plan are discretionary, so it is not currently possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the 2008 Plan after the Annual Meeting.  The last reported sale price of a share of

Common Stock on March 31, 2010, was $1.37 per share.

Federal Income Tax Consequences of the 2008 Plan

The federal income tax consequences of grants under the 2008 Plan will depend on the type of grant.  The following description provides only a general description of the application of federal income tax laws to grants under the 2008 Plan.  This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement.  The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock or payment of cash under the 2008 Plan.  Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of Common Stock are sold.  The tax rate applicable to capital gain will depend upon how long the grantee holds the shares.  We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant.  However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount.  The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year.  Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it.  We intend that options and SARs granted under the 2008 Plan will be qualified performance-based compensation.  Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2008 Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

The Board of Directors unanimously recommends a vote FOR approval of the amendment and restatement of the Antares Pharma, Inc. 2008 Equity Compensation Plan to increase the number of shares of Common Stock reserved and available for issuance thereunder.

Proposal No. 3
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting of Stockholders, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement, if they so desire, and to respond to appropriate questions.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2009 and 2008 for professional services rendered in connection with the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports totaled $300,970 and $279,486.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2009 and 2008 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2009 and 2008 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $27,080 and $25,457.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2009 and 2008.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires the pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy contains lists of the above categories of services that the Audit Committee has pre-approved, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of the above categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2009, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers as of December 31, 2009:

Name	Age	Position

Paul K. Wotton, Ph.D.	49	President, Chief Executive Officer and Director

Robert F. Apple	43	Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division

Dario Carrara, Ph.D.	46	Senior Vice President and Managing Director - Pharmaceutical Group

Peter Sadowski, Ph.D.	62	Senior Vice President and Managing Director - Parenteral Products Division

         Paul K. Wotton, is Antares’ President, Chief Executive Officer and a director. Please see Dr. Wotton’s biographical information set forth in the Election of Directors section in this proxy statement.

Robert F. Apple is currently Executive Vice President, Chief Financial Officer, Corporate Secretary and President of the Parenteral Products Division.  He joined the Company in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA.

 Dario Carrara, Ph.D. is currently Senior Vice President and Managing Director – Pharmaceutical Group, located in Muttenz, Switzerland. He served as General Manager of Permatec’s Argentinean subsidiary from 1995 until its liquidation in 2000. Prior to joining Permatec, between 1986 and 1995, Dr. Carrara worked as Pharmaceutical Technology Manager for Laboratorios Beta, a pharmaceutical laboratory in Argentina that ranks among the top ten pharmaceutical companies in Argentina. Dr. Carrara has extensive experience in developing transdermal drug delivery devices. He earned a double degree in Pharmacy and Biochemistry, as well as a Ph.D. in Pharmaceutical Technology from the University of Buenos Aires.

Peter Sadowski, Ph.D. is currently Senior Vice President and Managing Director - Parenteral Products Division, located in Minneapolis, Minnesota. He joined the Company in March 1994 as Vice President, Product Development. He was promoted to Executive Vice President and Chief Technology Officer in 1999. From October 1992 to February 1994, Dr. Sadowski served as Manager, Product Development for GalaGen, Inc., a biopharmaceutical company. From 1988 to 1992, he was Vice President, Research and Development for American Biosystems, Inc., a medical device company. Dr. Sadowski holds a Ph.D. in microbiology from the University of Minnesota.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreement with Dr. Paul K. Wotton.  Paul K. Wotton was appointed President and Chief Operating Officer on July 7, 2008, and appointed Chief Executive Officer on October 10, 2008. We amended and restated Dr. Wotton’s former employment agreement dated July 7, 2008 to (i) affirm Dr. Wotton’s appointment to the position of Chief Executive Officer, (ii) adjust target bonus percentages and (iii) make certain other desired changes.  Dr. Wotton’s amended employment agreement became effective on November 12, 2008.  The amended employment agreement supersedes and replaces the prior agreement in its entirety.  The amended employment agreement provides for a base salary of $337,000 per year, which will be subject to increase (but not decrease) based on Dr. Wotton’s and our performance, as determined by the Compensation Committee. The Compensation Committee approved an increase in Dr. Wotton’s base salary to $390,000 in February 2010.   The amended agreement also stipulates that Dr. Wotton is eligible to receive a target annual bonus of up to 75% of base salary upon attainment of certain pre-set performance goals, as determined and approved by the Compensation Committee. This target bonus percentage was adjusted to 55% in connection with the approval of the increase in Dr. Wotton’s salary in February 2010.  The terms of the amended employment agreement with Dr. Wotton includes the issuance of stock options to purchase 400,000 shares of Common Stock at an exercise price equal to the closing price of a share of Common Stock on the date of grant, and vesting over three years at the rate of 33-1/3% each year beginning on the first anniversary of the date of grant.  In addition, Dr. Wotton can earn up to an additional 400,000 shares of Common Stock as performance stock bonuses upon the occurrence of various triggering events. Pursuant to the amended agreement, Dr. Wotton was also granted 100,000 shares of restricted stock vesting over three years at the rate of 33-1/3% each year beginning on the first anniversary of the date of grant.  Dr. Wotton is also eligible to participate in any other equity compensation plans established by the Company for members of management. Dr. Wotton’s amended employment agreement has a term of three years and automatically renews for successive one-year periods unless notice is given by the Company at least 90 days prior to the end of a renewal period. The amended employment agreement provides Dr. Wotton with severance in the event that he is terminated by us without cause or resigns with good reason equal to twelve months of base pay (or 24 months of base pay if Dr. Wotton is terminated without cause or resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds a targeted amount), a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by us in the year of his termination), and continued coverage under the Company’s group medical and dental plans until the earlier of the last day of the twelve-month period following Dr. Wotton’s termination or the date he obtains coverage from a new employer through COBRA, on the same cost sharing basis as if Dr. Wotton were an employee of the Company.  Dr. Wotton will also receive the same benefits if he voluntarily resigns without good reason shortly after a change of control or a specified transition period following a change of control.  Further, during the term of Dr. Wotton’s employment with the Company, and for the one-year period after Dr. Wotton’s termination of employment, Dr. Wotton cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

Employment Agreement with Mr. Robert F. Apple. Mr. Apple entered into an employment agreement dated February 9, 2006 and further amended on November 12, 2008.  The employment agreement provides for a base salary of $250,000. Mr. Apple’s current base salary is $301,000.  In addition, Mr. Apple was granted a stock option to purchase 250,000 shares of Common Stock that vests pro rata on the last day of each month over 48 months commencing upon employment. Also, Mr. Apple was granted a stock option to purchase an additional 150,000 shares of Common Stock, the vesting of which was based upon the achievement of certain performance milestones.  As further discussed under the section “Long-Term Incentives – Equity Compensation,” the Compensation Committee determined that these performance milestones were met in 2006 and the stock option to purchase 150,000 shares of Common Stock became fully vested in 2006.  The agreement also stipulates that Mr. Apple is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined and approved by the Compensation Committee and is also eligible for additional bonuses and up to an additional 250,000 shares of Common Stock, upon the achievement of certain performance-based criteria. The target annual bonus percentage was increased to 40% in August 2009.  In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Mr. Apple with severance in the event that his employment is terminated by us without cause or by him for good reason equal to twelve months of base pay and continued coverage under the Company’s group medical and dental plans for the corresponding period through COBRA, on the same cost sharing basis as if Mr. Apple were an employee of the Company.

Employment Agreement with Dr. Dario Carrara. Dr. Carrara entered into an employment agreement dated October 13, 2006 and further amended on November 12, 2008.  Dr. Carrara is a citizen of Argentina and, accordingly, is considered a foreign service employee for Swiss employment purposes. The employment agreement provides for a base salary of 305,000 Swiss Francs, or approximately $293,834 using the exchange rate at December 31, 2009, of 1.038.  Dr. Carrara’s current base salary is 320,250 Swiss Francs, or approximately $308,526 using the exchange rate at December 31, 2009.  In addition, Dr. Carrara is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the Chief Executive Officer and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Carrara also receives an expense account allowance, two family trips per year to his home country, international school costs for his children, family housing cost in Switzerland, and a tax return allowance.  Dr. Carrara is also eligible to receive up to 280,000 shares of Common Stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Carrara’s agreement is for an indeterminate period of time and either party may terminate the agreement by providing written notice six months in advance of termination. The employment agreement provides Dr. Carrara with severance in the event that his employment is terminated by us without cause equal to six months of base pay.  If Dr. Carrara’s employment is terminated due to a change of control he is then entitled to six months pay and payment of health and dental benefits.

Employment Agreement with Dr. Peter Sadowski. Dr. Sadowski entered into an employment agreement dated October 13, 2006 and further amended on November 12, 2008 in order to comply with the requirements of Section 409A of the Code. The employment agreement provides for a base salary of $186,000. Dr. Sadowski’s current base salary is $235,500.  In addition, Dr. Sadowski is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the Chief Executive Officer and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Sadowski is also eligible for up to 175,000 shares of restricted Common Stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Sadowski’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Dr. Sadowski with severance in the event that his employment is terminated by us without cause equal to six months of base pay and continued coverage under the Company’s group medical and dental plans for the corresponding period through COBRA, on the same cost sharing basis as if Mr. Sadowski were an employee of the Company.

Related-Party Transaction

In 2008, the Company entered into an employment agreement with an employee of JG Consulting AG, a company owned by Dr. Jacques Gonella, a member of the Board of Directors, and the Company’s largest shareholder.  The employee worked half time for JG Consulting AG and half time for the Company, providing business development and other services.  The Company’s employment agreement with this employee ended in 2009.  The Company paid this employee approximately $130,000 in 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the individuals listed in the Summary Compensation Table that immediately follows this discussion.  We sometimes refer to these individuals as our “named executive officers.”

The principal components of 2009 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation
Annual Incentive Compensation	Pay for Performance Competitive Compensation
Stock Options	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives
Stock Awards	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives

In addition to the above components, named executive officers have employment agreements that provide severance and change of control benefits, principally as a retention incentive.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to generation of stockholder value.

Determination of Competitive Compensation

In 2007, our Compensation Committee retained Buck Consultants to provide an executive compensation review of our overall executive compensation against that provided by our peer group.  In that December 2007 report, to assess compensation levels, Buck Consultants, in collaboration with our senior management and the Chairman of the Compensation Committee, identified a comparator group of the 14 peer companies listed below.  The comparator group was selected for the following key comparator factors: our competitors, primary area of business is drug delivery methods and technologies within specialty pharmaceuticals, revenue size, number of employees and market capitalization.  In general, the comparator group consists of companies one-half to two times our size.  In addition, in the comparator group, our revenues are in the 50th percentile, our market capitalization is in the 30th percentile and our number of full time employees is in the 15th percentile.  The comparator companies consisted of the following:

• Aradigm Corporation • Acusphere Inc. • BioSante Pharmaceuticals, Inc. • Columbia Laboratories • DepoMed, Inc.	• Epicept Corp. • Insite Vision Inc. • Inovio Biomedical Corp. • Javelin Pharmaceuticals, Inc. • NexMed, Inc.	• Novavax, Inc. • Penwest Pharmaceuticals • Pharmos Corporation • Spectrum Pharmaceuticals, Inc.

The review conducted by Buck Consultants in December 2007 determined that the base salaries and total target cash compensation (base salary plus target bonus) for our executive group was generally in line with the market median (plus or minus 15%) based on the comparator group of companies and that total direct compensation taking into account the 2008 stock option grants and one-half of the number of shares of Common Stock our named executive officers are eligible to earn under the performance stock bonus awards made to them in 2007, places all of our names executive officers in line with market competitive ranges.  The report further concluded, that ownership percentages, inclusive of the number of shares of Common Stock our named executive officers are eligible to earn under the performance stock bonus awards made to them in 2007, were generally at competitive levels.

Our Compensation Committee has not retained an independent compensation consultant since December 2007, but has continued to refer to the report by Buck Consultants from December 2007 as a guide in assessing the level of overall compensation of our executives as well as more recent salary surveys and recent proxy filings of our peer companies.  Based on our compensation objectives and philosophy with reference to the study conducted by Buck Consultants and published reports, the Compensation Committee determined that overall compensation, including base salary, annual incentive target payout and long-term incentives, should be targeted at a level that approximates the 50th percentile of our peer group.  The Compensation Committee has from time to time made and will continue to make, determinations that represent a departure from this general guideline.  In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group.  In addition, as explained in more detail below, our long-term incentive compensation continues to be based primarily on stock options, coupled with performance stock awards.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking. This is based on our belief that applying Company wide metrics encourages decision making that is in the best long-term interests of the Company and our stockholders. In addition, we believe that the mix of equity award instruments used under our long-term incentive program that includes both stock options and full value awards as well as the multiyear and performance based vesting of our equity awards also mitigate risk and properly account for the time horizon of risk.  For example, a number of the performance goals in our performance-based stock bonus awards can take up to three years to achieve based on the long-term strategy of the Company.  These goals align the interest of the executive to our stockholders.

Each named executive officer has an employment agreement with us that includes base salary and annual and long term incentives as described in Certain Relationships and Related Transactions in this Compensation Discussion and Analysis.  Further details regarding the terms of these agreements, including the terms of Dr. Wotton’s agreement, are described below.

Role of Executive Officers in Determining Executive Compensation for Named Executive Officers.

The Compensation Committee has established an annual performance review program for our executives pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year.  For executives other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer.  The Chief Executive Officer’s goals are approved by the Compensation Committee.  Each executive’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer.  The Chief Executive Officer then prepares a written evaluation based on the executive’s self-assessment and the Chief Executive Officer’s own evaluation.  This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee.  In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which determines his compensation changes and awards.  For all executives, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year but before March 15.  In connection with 2009 compensation, Dr. Wotton provided recommendations to the Compensation Committee to assist it in determining compensation levels.  Dr. Wotton did not make recommendations as to his own compensation.  While the Compensation Committee utilized this information, and valued Dr. Wotton’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

Salaries

In January 2009, based on the current condition of the U.S. economy, the U.S. stock market and the Company’s cash position at December 31, 2008, the Compensation Committee postponed any decision regarding salary increases for fiscal year 2009 until August 2009.  By August 2009, the Company’s cash position had improved significantly, the Company had received approval by the U.S. Food and Drug Administration (“FDA”) of our human growth hormone (“hGH”) device in the United States and the Company had successfully restructured certain strategic contracts.  Accordingly, in connection with the promotions of Mr. Apple and Dr. Sadowski, the Committee approved an increase in salary for each of Messrs. Apple and Sadowski of approximately 5% effective as of August 11, 2009.  In January 2010, the Committee approved modest salary increases of approximately 3% for each Mr. Apple and Dr. Sadowski as set forth below and a significant increase for Dr. Wotton of 15.7%.  The Committee determined to award Dr. Wotton such a significant salary increase to adjust his original base salary (that of Chief Operating Officer) to one commensurate of the Chief Executive Officer, as well as reward him for his significant leadership role in improving and stabilizing the Company’s cash position, receiving approval by the FDA of the hGH device in the United States and successfully restructuring certain strategic contracts, as well as improving the integration and operation of the Company’s management team which resulted in increased productivity and development.

Name	Percentage Base Salary Increase	Base Salary After Increase
Dr. Paul K. Wotton	15.7%	$390,000
Mr. Robert F. Apple	3.0%	$310,000
Dr. Dario Carrara	2.0%	CHF 327,000
Dr. Peter Sadowski	3.1%	$235,500

Annual Incentive Awards

Our principal objective in providing incentive compensation is to provide pay for performance.  While we target our opportunities for incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary.  In August 2009, based on the significant improvement in the Company’s cash position, the approval by the FDA of the hGH device in the United States and the successful restructuring of certain strategic contracts, the Compensation Committee determined to increase Mr. Apple’s target award level to 40% of his base salary, as increased on August 11, 2009, as described above.  The applicable percentages for 2009 for the other executives are set forth below.  The Compensation Committee reviewed the performance goals for each of the executives at its January 2009 meeting and finalized and approved the goals at its May 2009 meeting.  In setting the goals for 2009, the Compensation Committee determined that the weight any particular goal carried within the applicable category, would be determined after the end of the year by the Committee in its discretion, based on actual performance, with input from Dr. Wotton (except with respect to his own performance).  The Compensation Committee determined at its February 2010 meeting whether and to what extent the applicable performance goals were achieved for 2009 and approved the specific bonus amounts to be paid to each named executive officer. For executives other than the Chief Executive Officer, the Compensation Committee took into account the recommendations of the Chief Executive Officer.

Dr. Wotton has overall responsibility for the organization and progress made.  Dr. Wotton had seven goals in 2009 divided over the following three categories and weighted as follows:  Key Corporate Objectives (30%), Business and Development Objectives (40%), Organizational Objectives (30%).  The Compensation Committee determined that he achieved 90% of the goals.  Among the corporate objectives were goals relating to cash balance targets, pursuit of strategic alternatives for the Company and managing a proactive investor relations program.  Among the business and development objectives were oversight of obtaining FDA approval for our hGH device, restructuring strategic contracts as well as development and partnership goals around Anturol and internal device projects.  Among the organizational goals were goals relating to management relationships and processes.  Dr. Wotton accomplished all seven of the goals set.

For 2009, Dr. Wotton’s bonus target was 55% of his base salary if his base salary was $385,000 or higher or 75% of his base salary if his base salary was less than $385,000. Because the Compensation Committee increased Dr. Wotton’s base salary to $390,000 in January 2010, as described above, Dr. Wotton and the Compensation Committee agreed that the application of the 75% target to his 2009 base salary of $337,000 was appropriate.  In January 2010, the Compensation Committee determined that a bonus of 90% of his target award (75%) was appropriate given Dr. Wotton’s overall performance and taking into account the relevant proportionate weight.

Mr. Apple had 6 goals in 2009 divided over the same categories as Dr. Wotton and weighted the same way.  Mr. Apple’s bonus target is 40% of his base salary. The corporate objective related to cash balance targets.  The business and development objectives were obtaining FDA approval for our hGH device, restructuring strategic contracts as well as development and partnership goals around the device development projects.  Among the organizational goals were goals relating to management relationships and processes.  With input from Dr. Wotton, the Compensation Committee determined he achieved 90% of his goals.  Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Dr. Wotton, determined that a bonus of 90% of his target award (40%) was appropriate.

Dr. Carrara had 5 goals to accomplish in 2009 divided over the same categories as Dr. Wotton and weighted the same way. The corporate objective related to cash balance targets.  The business and development objectives were obtaining development and partnership goals around Anturol and other gels.  Among the organizational goals were goals relating to management relationships and processes.  With input from Dr. Wotton, the Compensation Committee determined he achieved 20% of his goals.  Dr. Carrara’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Dr. Wotton, determined that a bonus of 18% of his maximum potential award (35%) was appropriate.

Dr. Sadowski had 5 goals for 2009 divided over the same categories as Dr. Wotton and weighted the same way.  The corporate objective related to cash balance targets.  The business and development objectives were obtaining FDA approval for our hGH device and restructuring strategic contracts.  Among the organizational goals were goals relating to management relationships and processes.  With input from Dr. Wotton, the Compensation Committee determined he achieved 90% of his goals.  Dr. Sadowski’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Dr. Wotton, determined a bonus of 90% of his maximum potential award (35%) was appropriate.

Based on the applicable performance ratings described above, payments to the named executive officers were as follows:
Name	Performance Measure	Percentage of Salary Payable at Target Award Level	Actual 2009 Bonus Award	Actual Award as Percentage of Maximum Target Award Opportunity
Dr. Paul K. Wotton	Corporate Discretionary	75%	62% of base salary	83%

Mr. Robert F. Apple	Corporate Discretionary	40%	36% of base salary	90%

Dr. Dario Carrara	Corporate Discretionary	20%-35%	6% of base salary	18%

Dr. Peter Sadowski	Corporate Discretionary	20%-35%	31.5% of base salary	90%

For Dr. Wotton, Mr. Apple and Dr. Sadowski, the Compensation Committee determined to award two-thirds of the above bonuses in cash and one-third in restricted stock that will vest 100% on the third anniversary of the date of grant.  The Compensation Committee determined that this was appropriate in order to preserve cash flow and to provide a long-term incentive to the executives to remain with the company and increase stockholder value.  In accordance with applicable SEC regulations, the cash portion of award payments appears in the “Non-Equity Incentive Plan” column of the Summary Compensation Table and the restricted stock portion appears in a footnote to the “Non-Equity Incentive Plan” column of the Summary Compensation Table indicating that it was granted in 2010.

Long-Term Incentives – Equity Compensation

Stock Options

We generally seek to position long-term incentive awards for our named executive officers to be approximately equivalent to the median level of our peer group.  We utilize stock options as our principal form of long-term compensation.  Our stock options:

•	have a 10-year term (except for options granted to Swiss employees which have an eleven year term),
•	typically vest as to the underlying shares as follows: 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested, and
•	have an exercise price equal to 100% of the fair market value per share on the date of grant, which we determine based on the closing price as reported on the NYSE Amex exchange on the date of grant.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our Common Stock following the date of grant.

                Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis.  The size of the stock option grants is based on the executive’s performance over the preceding calendar year and competitive data provided by compensation consultants.  For 2009, stock options were granted in November 2009 consistent with target percentages of the peer group of companies whereas 2008 option grants were used for employee retention purposes.

The size of option grants in 2009 to our named executive officers was decreased compared to 2008 based on fair value of the stock option due to a smaller grant size offset in part by a higher Common Stock price.

The Compensation Committee awarded the following stock options to each of our named executive officers in November 2009 based on their performance, their potential to add value to the Company in the future, and on the competitive data:

Name of Executive	Number of Shares Underlying Option Grant
Dr. Paul K. Wotton	150,000
Mr. Robert F. Apple	100,000
Dr. Dario Carrara	75,000
Dr. Peter Sadowski	75,000

In addition, in August 2009, based upon the recommendation from Dr. Wotton, the Compensation Committee awarded Dr. Sadowski a stock option to purchase 25,000 shares to reward him for his significant effort in connection with the FDA approval of our hGH device, restructuring certain strategic contracts and increasing cash flow.

The number of shares underlying options granted to the named executive officers in November 2009 are set forth on page 35 under the caption “Grants of Plan-Based Awards – 2009” table under the column heading, “All Other Option Awards:  Number of Securities Underlying Options.”  For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.  The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards. See the footnotes to the Summary Compensation Table for further information.

Stock Awards

During 2007, the Compensation Committee engaged a compensation consultant to advise them regarding certain considered changes in the structure of our long-term compensation.  Based on the recommendations of the consultant, the Compensation Committee determined to utilize stock awards in addition to stock options for purposes of long-term compensation.  The Compensation Committee determined that it would grant shares of our Common Stock based on achievement of performance targets set by the Compensation Committee.  Mr. Apple had already been eligible to receive shares of Common Stock based on the achievement of preestablished performance targets pursuant to the terms of his employment agreement.

Dr. Wotton, Dr. Carrara and Dr. Sadowski are also eligible to receive awards of Common Stock under the terms of their new or amended employment agreements.  The Committee established the goals for the executives at various Compensation Committee meetings.  After the performance goals were established by the Compensation Committee, the goals were then communicated to the respective executive officer.

The following table summarizes the number of shares that may be earned by the executive officers upon the attainment of performance goals as established by the Compensation Committee.  The shares are not granted until the performance goal is met.

Name of Executive	Number of Shares That May Be Awarded	Performance Goals
Dr. Paul K. Wotton	400,000	Divided among 14 categories with approximately equal weighting

Mr. Robert F. Apple	250,000	Spread evenly over 11performance goals

Dr. Dario Carrara	280,000	Spread evenly over 14 performance goals

Dr. Peter Sadowski	175,000	Spread evenly over 14 performance goals

Dr. Wotton’s 14 performance goals include annual revenue targets, profitability over an established time period, business development goals as well as product and device approvals.  Two of Dr. Wotton’s goals have been achieved as described below.

Mr. Apple’s 11 performance goals include annual revenue targets above a certain threshold, cash flow targets, financing targets, development deal targets, internal department goals and market capitalization goals.  Four of Mr. Apple’s goals have been achieved, as described below.

Dr. Carrara’s 14 goals include attainment of certain revenue goals for the Pharma division, acceptance and approval by applicable government agencies of products, revenue targets with respect to certain products and achieving certain strategic partnerships relating to products.

Dr. Sadowski’s 14 performance goals include annual revenue targets, product and device approvals, revenue targets with respect to certain products and devices and product launch targets. Three of Dr. Sadowski’s goals have been achieved, as described below.

The executive officers may achieve the goals at any time prior to December 31, 2010.  Prior to December 31 of each year, the Compensation Committee will evaluate whether any of the performance criteria have been met, and if the Compensation Committee determines that the performance criteria have been met, the Compensation Committee will certify the results in writing prior to December 31 and the shares will be awarded on or after December 31 of the year for which the performance goal was achieved but not later than March 15 of the calendar year following the calendar year for which the goal was achieved.  Additionally, if the Compensation Committee determines that a performance condition is no longer viable or of value based on changes in the strategic direction of the Company, the Compensation Committee shall have the discretion to waive or modify the performance criteria to more relevant criteria.

The Compensation Committee approves all grants of stock options and stock awards.  In general, the Compensation Committee makes annual grants of stock options.  The Compensation Committee may also make off- cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances.  The Compensation Committee makes stock awards upon the attainment of the applicable performance objectives.

In May 2007, after evaluation by the Compensation Committee, Mr. Apple was awarded 22,727 shares of Common Stock as a result of the consummation of a non-dilutive financing of $5 million to $10 million.  This goal was carried over from Mr. Apple’s employment agreement into Mr. Apple’s performance stock bonus agreement awarded in October 2007 and counts toward the 250,000 shares of Common Stock Mr. Apple is eligible to receive in the aggregate under the terms of the performance stock bonus agreement.

In January 2008, after evaluation by the Compensation Committee, Mr. Apple was awarded 22,727 shares of Common Stock as a result of the consummation of an additional equity financing in excess of $10 million.

In March 2009, based upon the Company’s audited financial statements for 2008, the Compensation Committee determined that the $5 million in annual revenue goal in place for Dr. Sadowski had been achieved and Dr. Sadowski was awarded 12,500 shares of Common Stock. In June 2009, the Compensation Committee determined that the goal relating to approval of the hGH device in place for Dr. Sadowski was met and Dr. Sadowski was awarded 12,500 shares of Common Stock.

In August 2009, the Compensation Committee reallocated the number of shares under Dr. Wotton’s performance stock bonus award to the successful restructuring of certain strategic contracts and FDA approval of the hGH device in the United States and awarded Dr. Wotton 50,000 shares of Common Stock based upon achievement of those goals.

In November 2009, the Compensation Committee determined that the goal relating to the launch of the hGH device in place for Dr. Wotton, Mr. Apple and Dr. Sadowski had been achieved and accordingly, Dr. Wotton was awarded 25,000 shares of Common Stock, Mr. Apple was awarded 22,727 shares of Common Stock and Dr. Sadowski was awarded 12,500 shares of Common Stock.

In February 2010, the Compensation Committee determined that the goal relating to the cash flow objectives for the device business had been achieved and accordingly, Mr. Apple was awarded 22,727 shares of Common Stock.

We do not backdate grants of stock options or Common Stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

Perquisites

We do not have programs for providing personal benefit perquisites to executive officers, such as separate parking or dining facilities, except with respect to certain benefits provided to Dr. Carrara.

Under Dr. Carrara’s employment agreement, since he is a citizen of Argentina living in Switzerland, we provide Dr. Carrara with a flat expense reimbursement, child care expenses, a housing allowance, a life insurance policy, an incremental health insurance policy, the cost of having his tax return completed by a professional accounting firm, an annual car allowance including insurance, lease and operating costs, an annual school allowance for the international school of his three children and the costs of two round trips from Switzerland to Buenos Aires per year.  The total cost of the above perquisites for 2009 in U.S. dollars was $163,492.

Broad-Based Programs

Our executive officers participate in our broad-based health plan and 401(k) savings plan.  There is no mandatory matching provided by the Company during the year.  Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company.  Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2009, excluding the age fifty or over “catch up” contribution.  The matching contributions vest based on a four-year vesting schedule.  Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our Common Stock through the 401(k) plan.

STOCK OWNERSHIP GUIDELINES

We do not have stock ownership guidelines or holding requirements.

ONGOING AND POST-EMPLOYMENT COMPENSATION

Our employment agreements with our named executive officers provide for special benefits upon certain types of termination events.  These agreements were designed to be part of a competitive compensation package.  The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Employment Agreements

Our employment agreements with Dr. Wotton, Mr. Apple, Dr. Carrara, and Dr. Sadowski provide for certain severance payments and other benefits if we terminate such named executive officer’s employment without cause, or with respect to Dr. Wotton’s and Mr. Apple’s agreements only, if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a change of control.

Under his amended employment agreement, Dr. Wotton is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to 12 months of his then-current base salary (or 24 months of base salary if Dr. Wotton is terminated without cause or resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds $175 million), a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by us in the year of his termination, continued health and dental benefits through COBRA subject to the same cost-sharing as if he were an employee for the shorter of 12 months or until the date he obtains coverage from a new employer and continued eligibility to receive performance stock bonuses for the 90-day period following Dr. Wotton’s termination of employment.  Dr. Wotton is also entitled to the same severance payments and benefits if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period.

Potential payments to our other named executive officers upon termination vary, but typically their employment agreements include provisions for continued salary payments and continued health and dental benefits through COBRA subject to the same cost-sharing as if he were an employee for either twelve months (for Mr. Apple) or six months (for Dr. Carrara and Dr. Sadowski) upon a termination without cause or upon termination without cause following a change of control.  The employment agreement with Mr. Apple also provides for severance payments upon termination for “good reason.”

Termination for “good reason” generally means a termination initiated by Dr. Wotton or Mr. Apple in response to one or more of the following events: (1) a decrease in the base salary of the officer, (2) a decrease in the target annual bonus below a specified percentage, (3) a change in the designation of title, unless such change is to a higher title and level of responsibility, (4) a relocation of the principal business location, or (5) the Company’s failure to materially comply with the terms of the employment agreement.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (1) dishonesty, fraud or misrepresentation in connection with employment, (2) theft, misappropriation or embezzlement of the Company’s funds or resources, (3) conviction of or a plea of guilty in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (4) a breach by the officer of any material term of the employment agreement.  In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

Under our incentive compensation plans, outstanding stock options generally will fully vest upon a change of control. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of Common Stock and the exercise price per share for the affected options.  However, except as provided below, grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Committee.

The employment agreement with Mr. Apple stipulates that upon a change of control the portion of Mr. Apple’s 250,000 performance shares that would have been issued upon the attainment of operational criteria shall be treated as fully earned and shall be granted to him.  The portion that would have been issued upon the attainment of specific market-based criteria shall be issued if such market based criteria are attained as a result of the change of control.  A total of 90,908 shares have been issued to Mr. Apple as a result of achievement of four goals described above.  The balance (i.e., 159,092 shares) could be earned upon a change of control as described above.

TAX CONSIDERATIONS

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met.  To the extent feasible, we structure our executive compensation to preserve deductibility for federal income tax purposes.  In this regard, our stock option plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options.   Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Anton G. Gueth (Chair)
Dr. Leonard S. Jacob
Dr. Rajesh C. Shrotriya
Members of the Compensation Committee

                                                                                                                           COMPENSATION TABLES

                                                                                                                 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation for 2009 and 2008 of our named executive officers.

Name and Principal Position	Year	Salary		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Other Annual Compensation (4)	Total
Dr. Paul K. Wotton	2009	$337,000		$59,500	$91,238	$140,000	$8,250	$635,988
Chief Executive Officer	2008	152,888	(5)	80,000	318,021	83,407	7,445	641,761

Mr. Robert F. Apple	2009	291,862		60,227	60,825	72,000	8,250	493,164
Chief Financial Officer	2008	278,200		23,375	109,688	52,088	15,550	478,901

Dr. Dario Carrara, (6)	2009	308,526		-	45,619	19,268	163,492	536,905
Managing Director,	2008	300,056		23,375	45,782	28,418	198,893	596,524
Pharmaceutical Group

Dr. Peter Sadowski	2009	221,900		21,250	59,446	51,000	8,250	361,846
Senior Vice President and	2008	208,650		31,875	86,355	33,735	16,750	377,365
Managing Director
Parenteral Products Division

(1)
The amounts shown for stock awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards and include both incremental restricted stock awards and potential shares that may be earned pursuant to performance based stock awards.  The full grant date fair value of the potential shares that may be earned upon achievement of a performance goal is included in this table in the year the performance goal is first determined to be probable of achievement, even if the expense for accounting purposes will be recorded in more than one year.  The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements.  For information regarding the number of shares subject to 2009 awards, other features of the award and the grant date fair value of the award, see the Grants of Plan-Based Awards Table on page 35.

(2)
The amounts shown for option awards relate to option awards granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards.  The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements.  For information regarding the number of shares subject to 2009 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 35.

(3)
The amounts shown represent performance based incentive compensation paid in cash.   For 2009, the amounts shown represent two-thirds of the performance based incentive compensation earned while one-third will be paid in restricted stock.  The restricted stock will be granted in 2010 and will vest 100% on the third anniversary of the date of grant.  Dr. Wotton will receive 53,846 shares, Mr. Apple will receive 27,692 shares and Dr. Sadowski will receive 19,615 shares.

(4)
Other Annual Compensation for Dr. Carrara represents foreign employee allowances including housing, auto, tuition for dependents and home country travel expenses.  The amounts for all other executive officers include the value of discretionary matching contributions under the 401(k) plan and, for 2008, the value of auto allowances.

(5)	Dr. Wotton was appointed President and Chief Operating Officer on July 7, 2008 and was appointed Chief Executive Officer on October 10, 2008. During 2009, his annual salary was $337,000.
(6)	Compensation for Dr. Carrara was in Swiss Francs and has been converted to U.S. dollars at the Swiss Francs per U.S. dollar exchange rate of 1.038 at December 31, 2009.

GRANTS OF PLAN-BASED AWARDS – 2009

The following table provides details regarding plan-based awards granted to our named executive officers in 2009.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number	Exercise or Base	Grant Date Fair
Name	Grant Date	Threshold (#)	Target (#) (1)	Maximum (#)	Shares of Stock or Units (#)	of Securities Underlying Options (#) (2)	Price of Option Awards ($/Sh)	Value of Stock and Option Awards (3)
Dr. Paul K. Wotton	1/26/09		400,000					$144,000
	11/12/09					150,000	$1.10	91,238

Mr. Robert F. Apple	8/12/09		22,727					21,591
	11/12/09					100,000	1.10	60,825

Dr. Dario Carrara	11/12/09					75,000	1.10	45,619

Dr. Peter Sadowski	8/12/09					25,000	0.95	13,827
	11/12/09					75,000	1.10	45,619

(1)
The awards constitute potential shares which can be earned by meeting defined performance goals under our 2008 Equity Compensation Plan.  The number of potential shares for Dr. Wotton was defined in his employment agreement in 2008; however, the terms of the awards were defined in 2009, therefore the grant date fair value was determined in 2009.  Although the number of potential shares that could be earned was 400,000, the fair value presented in the table is based on 300,000 shares, as 100,000 potential shares are based on performance criteria that are no longer possible of achievement.  The number of potential shares for Mr. Apple represents a potential performance award originally granted in a prior year for which the goal was redefined in 2009, thereby establishing a new grant date.

(2)
The option awards were granted under our 2008 Equity Compensation Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.

(3)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2009

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2009.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Dr. Paul K. Wotton	2,500		$0.8400	8/15/14	66,666	$76,000	325,000	$370,500
	5,000		1.4000	10/24/14
	20,000		1.4000	1/2/15
	20,000		1.5400	1/2/16
	10,000		1.5500	5/2/16
	30,000		1.6500	5/9/17
	30,000		0.8500	5/13/18
	133,333	266,667	0.8000	8/5/18
	156,667	313,333	0.5000	10/19/18
		150,000	1.1000	11/11/19

Mr. Robert F. Apple	389,583	10,417	1.4300	2/9/16	18,334	20,901	181,819	207,274
	55,000	5,000	1.2300	1/15/17
	33,333	6,667	1.6500	5/9/17
	41,250	41,250	0.8500	5/13/18
	83,333	166,667	0.4700	11/11/18
		100,000	1.1000	11/11/19

Dr. Dario Carrara	60,000		4.5630	3/22/12	18,334	20,901	280,000	319,200
	7,500		4.5630	2/1/13
	125,000		1.7700	9/16/14
	80,000		1.3200	12/28/15
	90,000		1.5100	1/24/17
	80,000		1.2600	10/31/17
	55,000	5,000	1.2300	1/15/17
	33,333	6,667	1.6500	5/9/17
	41,250	41,250	0.8500	5/13/19
		75,000	1.1000	11/11/20

Dr. Peter Sadowski	30,000		1.5625	1/3/10	16,667	19,000	137,500	156,750
	50,000		4.5630	3/22/11
	7,500		4.5630	2/1/12
	125,000		1.7700	9/16/13
	60,500		1.3200	12/28/14
	50,000		1.5100	1/24/16
	55,000	5,000	1.2300	1/15/17
	25,000	5,000	1.6500	5/9/17
	37,500	37,500	0.8500	5/13/18
	58,333	116,667	0.4700	11/11/18
	2,083	22,917	1.1000	8/11/19
		75,000	1.1000	11/11/19

(1)	The option awards typically vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested.
(2)	The dollar values are based on the closing price of our Common Stock on December 31, 2009 ($1.14).
(3)	The unearned shares are performance based awards which the Company is contractually obligated to grant when the performance criteria is met and therefore do not have a defined vesting date.

OPTION EXERCISES AND STOCK VESTED — 2009

The following table provides information regarding stock award vesting for our named executive officers in 2009.  No options were exercised by the named executive officers in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dr. Paul K. Wotton	-	$-	108,334	$107,000
Mr. Robert F. Apple	-	-	31,893	29,858
Dr. Dario Carrara	-	-	9,166	4,858
Dr. Peter Sadowski	-	-	45,833	36,666

PENSION BENEFITS - 2009

The Company does not provide pension benefits.  The Company provides a discretionary match under the Company’s 401(k) plan to the participating employees’ accounts.

NONQUALIFIED DEFERRED COMPENSATION - 2009

The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of Common Stock as of March 15, 2010, with respect to all persons known to be the beneficial owners of more than 5% of the outstanding shares of such stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.  The addresses of those listed below are the same as that of the Company unless otherwise provided.
Name	Shares Beneficially Owned (1)	Right to Acquire (1) (2)	Total	Percentage of Outstanding Shares
Dr. Jacques Gonella (3) (4)	11,783,221	209,500	11,992,721	14.5%
Thomas J. Garrity	40,000	185,750	225,750	*
Anton G. Gueth	44,000	439,590	483,590	*
Dr. Rajesh C. Shrotriya	101,495	164,500	265,995	*
Dr. Paul K. Wotton	249,092	510,833	759,925	*
Dr. Leonard Jacob	45,000	426,247	471,247	*
Robert F. Apple	95,681	696,667	792,348	*
Dr. Dario Carrara	27,500	610,000	637,500	*
Dr. Peter Sadowski	62,500	539,250	601,750	*
Eamonn P. Hobbs	20,000	10,000	30,000	*
All directors and executive officers as a group (10 persons)	12,468,489	3,792,337	16,260,826	18.8%

*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 15, 2010, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options and warrants.
(3)
Dr. Jacques Gonella owns controlling interest in Permatec Holding AG, which owns 2,900,000 shares of Common Stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	Dr. Gonella’s address is Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors.  In 2009, the Audit Committee consisted of Thomas J. Garrity (Chair), Anton G. Gueth and Eamonn P. Hobbs.  Dr. Rajesh Shrotriya was a member of the Audit Committee until August 12, 2009, at which time Mr. Hobbs joined the Committee.  Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2009. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Thomas J. Garrity (Chair)
Anton G. Gueth
Eamonn P. Hobbs
Members of the Audit Committee

OTHER MATTERS
Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card and proxy statement to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Advance Notice Provisions

           Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2011 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2011 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than December 15, 2010.

Other

The Board of Directors does not intend to present at the 2010 Annual Meeting of Stockholders any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the 2010 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

EXHIBIT A

ANTARES PHARMA, INC.

2008 EQUITY COMPENSATION PLAN

The Antares Pharma, Inc. 2008 Equity Compensation Plan (the “Plan”) was established effective as of May 14, 2008 as a successor to the 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan for Non-Employee Directors and Consultants (the “2001 Directors and Consultants Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”) and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Directors and Consultants Plan, 2001 Employees Plan and the 2006 Plan collectively, the “Prior Plans”).  The Prior Plans were merged with and into this Plan as of May 14, 2008, and no additional grants shall be made thereafter under the Prior Plans.  Outstanding grants under the Prior Plans shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans shall be issued or transferred under this Plan.

The purpose of the Plan is to provide (i) employees of Antares Pharma, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards.  The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.  The Plan was originally effective as of May 14, 2008 upon approval by the stockholders of the Company.  This amendment and restatement is effective as of February 23, 2010; provided that the share increase contemplated under Section 4(a) will be effective May 27, 2010, subject to approval by the stockholders of the Company.

Section 1. Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)   “Board” shall mean the Board of Directors of the Company.

(b)   “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(c)   “Change of Control” shall be deemed to have occurred if:

(i)   Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)   The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(d)   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Committee” shall mean the committee, consisting of members of the Board, designated by the Board to administer the Plan.

(f)            “Company” shall mean Antares Pharma, Inc. and shall include its successors.

(g)   “Company Stock” shall mean common stock of the Company.

(h)   “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee or as otherwise determined by the Committee.

(i)            “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Grant by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share fair market value (as determined by the Committee) of any dividend paid on its outstanding Company Stock in consideration other than cash.

(j)            “Employee” shall mean an employee of the Company or a subsidiary of the Company.

(k)   “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards and Performance Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be both an Employee, Key Advisor and member of the Board).

(l)             “Employer” shall mean the Company and each of its subsidiaries.

(m)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)   “Exercise Price” shall mean the purchase price of Company Stock subject to an Option.

(o)           “Fair Market Value” shall mean:

(i)   If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price during regular trading hours thereof on the relevant date or (if there were no trades on that date) the last reported sales price during regular trading hours on the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board or, if shares are not reported on the OTC Bulletin Board, as determined by the Committee through any reasonable valuation method authorized under the Code.

(ii)   If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method authorized under the Code.

(p)   “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(q)   “Grant Instrument” shall mean the agreement that sets forth the terms of a Grant, including any amendments.

(r)            “Grantee” shall mean an Employee, Key Advisor or Non-Employee Director who receives a Grant under the Plan.

(s)   “Incentive Stock Option” shall mean an option to purchase Company Stock that is intended to meet the requirements of section 422 of the Code.

(t)            “Key Advisor” shall mean a consultant or advisor of an Employer

(u)   “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(v)           “Nonqualified Stock Option” shall mean an option to purchase Company Stock that is not intended to meet the requirements of section 422 of the Code.

(w)          “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(x)   “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Company Stock, as described in Section 10.

(y)   “SAR” shall mean a stock appreciation right with respect to a share of Company Stock.

(z)           “Stock Award” shall mean an award of Company Stock, with or without restrictions.

(aa)        “Stock Unit” shall mean a unit that represents a hypothetical share of Company Stock.

Section 2.   Administration

(a)   Committee.  The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board.  The Committee, if applicable, should consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act.  The Board shall approve and administer all grants made to Non-Employee Directors.  The Committee may delegate authority to one or more subcommittees, as it deems appropriate.  To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee.  In the absence of a specific designation by the Board to the contrary, the Plan shall be administered by the Committee of the Board or any successor Board committee performing substantially the same functions.

(b)           Committee Authority.  The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c)   Committee Determinations.  The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

Section 3.   Grants

Awards under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10.  All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument.  All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant.  Grants under a particular Section of the Plan need not be uniform as among the Grantees.

Section 4.   Shares Subject to the Plan

(a)   Shares Authorized.  Subject to adjustment as described below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be equal to the sum of the following: (i) 1,500,000 shares, plus (ii) the number of shares of Company Stock subject to outstanding grants under the Plan as of May 27, 2010, plus (iii) the number of shares of Company Stock remaining available for issuance under the Plan but not subject to previously exercised, vested or paid grants as of May 27, 2010; provided that in no event shall the maximum aggregate numbers of shares that may be issued or transferred under the Plan exceed 11,500,000 shares.  Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options or SARs granted under the Plan (including options granted under the Prior Plans) terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards (including Stock Awards granted under the Prior Plans) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan.  Shares of Company Stock surrendered in payment of the Exercise Price of an Option, and shares of Company Stock withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan.  Upon the exercise of an Option through the net exercise procedure under Section 6(g)(iv) or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any Grants are paid in cash and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan and shall not count against the share limits in this Section 4(a).

(b)   Individual Limits.  All Grants under the Plan shall be expressed in shares of Stock.  The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described below.

(c)   Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply.  Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5.   Eligibility for Participation

(a)   Eligible Persons.  All Employees (including, for all purposes of the Plan, an Employee who is a member of the Board) and Non-Employee Directors shall be eligible to participate in the Plan.  Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)   Selection of Grantees.  The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

Section 6.             Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate.  The following provisions are applicable to Options:

(a)   Number of Shares.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)          Type of Option and Price.

(i)   The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code.  Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)   The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted.  However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(c)     Option Term.  The Committee shall determine the term of each Option.  The term of any Option for US Employees shall not exceed ten years from the date of grant.  The term of any Option for Swiss Employees shall not excess eleven years from the date of grant.  Notwithstanding the foregoing, the term of any Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, shall not have a term that exceeds five years from the date of grant.

(d)   Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument.  The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)           Grants to Non-Exempt Employees.  Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)   Termination of Employment, Disability or Death.

(i)   Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer as an Employee, member of the Board or Key Advisor.

(ii)   In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death or termination for Cause, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii)   In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer.  In addition, notwithstanding any other provisions of this Section 6, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.  Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv)   In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v)     If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 6(e)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(g)   Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.  The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise of the Option whereby the Grantee instructs the Company to withhold that number of shares of Company Stock having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Option being exercised and deliver to the Grantee the remainder of the shares subject to such exercise, or (v) by such other method as the Committee may approve.  Shares of Company Stock used to exercise an Option in (ii) above shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option.  Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)   Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.  An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary corporation (within the meaning of section 424(f) of the Code) of the Company.

Section 7.   Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate.  The following provisions are applicable to Stock Awards:
(a)   General Requirements.  Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee.  The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals.  The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)   Number of Shares.  The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)   Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)   Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 15(a) below.  Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.  Each certificate for a Stock

Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant.  The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed.  The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)   Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

(f)   Lapse of Restrictions.  All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee.  The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.   Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate.  The following provisions are applicable to Stock Units:

(a)   Crediting of Units.  Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met.  All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)   Terms of Stock Units.  The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances.  Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee.  The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)   Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)   Payment With Respect to Stock Units.  Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.   Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option.  The following provisions are applicable to SARs:

(a)   General Requirements.  The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with any Option (for all or a portion of the applicable Option).  Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option.  The Committee shall establish the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(b)   Tandem SARs.  In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)           Exercisability.  An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument.  The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason.  SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 6(e) above.  A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)   Grants to Non-Exempt Employees.  Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)   Value of SARs.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)   Form of Payment.  The appreciation in an SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine.  For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.   Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine.  Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.   Dividend Equivalents

The Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards.  Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms as the Committee may establish, including, without limitation, the achievement of specific performance goals.

Section 12.   Qualified Performance-Based Compensation

The Committee may determine that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code.  The following provisions shall apply to Grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” under section 162(m) of the Code:

(a)   Performance Goals.

(i)   When Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code.

(ii)   The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

(b)   Establishment of Goals.  The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.  The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.  The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c)   Announcement of Grants.  The Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period.  If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents for the performance period shall be forfeited or shall not be made, as applicable.  If Dividend Equivalents are granted as “qualified performance-based compensation” under section 162(m) of the Code, a Grantee may not accrue more than $1,000,000 of such Dividend Equivalents during any calendar year.

(d)   Death, Disability or Other Circumstances.  The Committee may provide that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

Section 13.           Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards.  If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals.  The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

Section 14.   Withholding of Taxes

(a)   Required Withholding.  All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)   Election to Withhold Shares.  If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

Section 15.   Transferability of Grants

(a)   Nontransferability of Grants.  Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime.  A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order.  When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)   Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16.   Consequences of a Change of Control

(a)   Notice and Acceleration.  Unless the Committee determines otherwise, effective upon the date of the Change of Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Committee may determine.

(b)          Other Alternatives.  Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take one or more of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).  Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Section 17.   Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions.  Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 18.   Amendment and Termination of the Plan

(a)   Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)   No Repricing Without Stockholder Approval.  Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options, nor may the Board amend the Plan to permit repricing of Options, unless the stockholders of the Company provide prior approval for such repricing.  An adjustment to an Option pursuant to Section 4(c) above shall not constitute a repricing of the Option.

(c)   Stockholder Re-Approval Requirement.  If Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 12 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 12, if required by section 162(m) of the Code or the regulations thereunder.

(d)   Termination of Plan.  The Plan shall terminate on May 13, 2018, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(e)   Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 19(f) below.  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.  Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Grantee consistent with the Plan.

Section 19.   Miscellaneous

(a)   Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan.  The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation.  Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b)   Governing Document.  The Plan shall be the controlling document.  No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)   Funding of the Plan.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)   Rights of Grantees.  Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan.  Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)   No Fractional Shares.  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant.  Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)   Compliance with Law.  The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code.  To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply.  To the extent applicable, if on the date of a Grantee’s “separation from service” (as such term is defined under section 409A of the Code), Company Stock (or stock of any other company required to be aggregated with the Company for purposes of section 409A of the Code and its corresponding regulations) is publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Committee (or its delegate) in its discretion in accordance with the requirements of sections 409A and 416 of the Code, then all Grants that are deemed to be deferred compensation subject to the requirements of section 409A of the Code and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company.  The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(g)   Employees Subject to Taxation Outside the United States.  With respect to Grantees who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)           Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard Suite 290
Ewing, NJ 08618
ANNUAL MEETING OF STOCKHOLDERS
May 27, 2010
9:00 a.m. ET
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Phone: 215-963-5000
www.morganlewis.com

Antares Pharma, Inc. Princeton Crossroads Corporate Center 250 Phillips Boulevard Suite 290 Ewing, NJ 08618	proxy

Annual Meeting of Stockholders to be held on May 27, 2010.
This Proxy is solicited on behalf of the Board of Directors.
Please mark, sign, date and return in the enclosed envelope.

By signing the proxy, you revoke all prior proxies and appoint PAUL K. WOTTON and ROBERT F. APPLE, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Antares Pharma, Inc., held of record by the undersigned on March 31, 2010, at the Annual Meeting of Stockholders of the Company to be held on May 27, 2010, or any adjournment thereof.
See reverse for voting instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW AND THE PROXIES WILL BE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
ò Please fold here ò
The Board of Directors recommends that you vote “FOR” the proposals below.

1. To elect three members of the Company’s Board of Directors for a term of three years. 01 Thomas J. Garrity 02 Dr. Jacques Gonella 03 Dr. Rajesh C. Shrotriya	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve an amendment and restatement of the Company’s 2008 Equity Compensation Plan to increase the maximum number of shares authorized for issuance under the plan from 10,000,000 to 11,500,000.	☐ For	☐ Against	☐ Abstain

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.	☐ For	☐ Against	☐ Abstain

4. To transact other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date , 2010

Signature(s) In Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.